UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
_________________________

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VERINT SYSTEMS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On May 21, 2019, Verint Systems Inc. ("Verint") held a Webex conference to discuss its cloud and automation strategy and provide three-year customer engagement financial targets. The Webex conference was made available for replay on Verint's website on the evening of May 21, 2019. The following is a transcript of the conference:

Operator: Good day, ladies and gentlemen, and welcome to the Verint call to review its cloud and automation strategy. As a reminder, today's conference is being recorded. I'd now like to introduce your host for today's conference, Mr. Alan Roden, Senior Vice President of Corporate Development. Sir, please go ahead.

Alan Roden: Thank you, operator, and good afternoon. Thank you for joining our conference call today. I'm here with Dan Bodner, Verint's CEO, and Doug Robinson, Verint's CFO.

Before getting started, I'd like to mention that accompanying our call today is a WebEx with slides. If you'd like to view these slides in real-time during the call, please visit the IR portion of the website at verint.com, click on the Investor Relations tab, click on the webcast link, and select today's conference call.

I'd also like to draw your attention to the fact that certain matters discussed on this call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and other provisions of the federal securities laws.

These forward-looking statements are based on management's current expectations and are not guarantees of future performance. Actual results could differ materially from those expressed in or implied by these forward-looking statements.

The forward-looking statements are made as of the date of this call. Except as required by law, Verint assumes no obligation to update or revise them. Investors are cautioned not to place undue reliance on these forward-looking statements.

For a more detailed discussion of how these and other risk and uncertainties could cause Verint's actual results to differ materially from those indicated in these forward-looking statements, please see our Form 10-K for the fiscal year ended January 31, 2019, and other filings we make with the SEC.

The financial measures discussed today include non-GAAP measures as we believe investors focus on those measures in comparing results between periods and among our peer companies. Our financial outlook is provided only on a non-GAAP basis.

Please see today's WebEx slides in the Investor Relations section of our website at verint.com for a reconciliation of non-GAAP financial measures to GAAP measures.

Non-GAAP financial information should not be considered in isolation from, as a substitute for, or superior to GAAP financial information, but include what management believes provides meaningful supplemental information regarding our operating results when assessing our business and is useful to investors for informational and comparative purposes. The non-GAAP financial measures the company uses have limitations that may differ from those used by other companies.

Now I'd like to turn the call over to Dan. Dan?

Dan Bodner: Thank you, Alan. Good afternoon, everyone, and thank you for joining us to review our Customer Engagement Innovation Strategy and three-year targets. We're conducting this webcast in connection with the sell-side analyst event that we are hosting at our Customer Engagement Annual User Conference in Orlando, Florida this week.

In Q1, we continued to have strong business momentum, and our first quarter results will be discussed on our earnings call scheduled for next week on May 29th at 4:30 p.m.

Today, I would like to provide a recap of our cloud and automation strategy that we discussed at our analyst event. Following my discussion, Doug will provide some new financial metrics to help investors understand how our financial model will evolve over the next three years as we continue our cloud transition.

Starting with our cloud strategy. As previously discussed, we expect the cloud momentum to continue this year with more than 40% growth and non-GAAP cloud revenue approaching $250 million. We also expect strong non-GAAP cloud revenue growth over the next 3 years, with a CAGR of 30% to 40%.

Behind our cloud acceleration are multiple differentiations that make it easy for customers to transition to the cloud. Today, our cloud offering is differentiated across three layers: applications, go-to-market, and cloud operations. We will discuss the importance of these differentiations in a few minutes.

There is a recent market shift to the cloud, and I would like to highlight several key market trends. First, cloud adoption is accelerating across all Customer Engagement buyers. In the last few years, we've seen higher adoption by the digital and marketing buyers and lower adoption by the operational and compliance buyers. Recently, we have seen an acceleration in cloud adoption across all buyers and believe this trend will continue.

Second, customers seek flexibility in their journey to the cloud to protect their legacy investments and seek partners that can help them evolve without disruption. And third, while still early, we are starting to see customers that have existing on-premise solutions moving those solutions to the cloud.

There are significant economic and operational benefits to customers converting software maintenance to the cloud. We expect that Verint will also benefit financially from this trend, as Doug will discuss later.

Now let's discuss the three layers of differentiations in more detail, starting with our broad portfolio of applications. Our portfolio provides customers with market-leading functionality and feature-parity between on-premise software and SaaS.

This feature-parity helps customers transition to the cloud, while protecting their prior investments in on-premise solutions. It also makes the process of maintenance conversion to cloud seamless and easier for the end users.

In addition, our applications scale well from the SMB companies to large enterprises, so SMB customers can adopt more functionality over time as their requirements evolve.

Verint has a large and growing partner network that sells Verint's cloud applications to SMB customers, and can help them grow into enterprise functionality over time.

A good customer example of our cloud application leadership is Uber. Uber selected Verint's cloud due to the robustness of our applications and our ability to scale easily to support its rapid growth. Uber started its Verint deployment with 4,000 users, and quickly expanded to 10,000 users over the last 12 months.

Turning to go-to-market. Verint provides customers with maximum deployment flexibility in their journey to the cloud. One example of this flexibility is the ability to have some applications running in the Verint Cloud, while working seamlessly with other applications that are deployed on-premise.

Our cloud offering primarily consist of SaaS bundled with standard managed services. We also offer optional managed services to address customers' unique needs while transitioning to the cloud. Going forward, we will report on both cloud components: SaaS and managed services.

We expect SaaS, which is higher margin for us, to grow faster than managed services, which is lower margin. This mix shift is expected to benefit our gross margins, which Doug will discuss later.

A good customer example of our cloud flexibility is Guardian Life. Guardian is a long-time on-premise customer who decided to transition to the cloud over time. Today, Guardian Life is running some of Verint's applications on-premise and some in the Verint Cloud. Guardian selected Verint because of our deployment flexibility and our ability to easily integrate with their choice of telephony infrastructure.

Turning to our cloud operations. Today, our operations are global, secure, scalable and efficient. We've established a global presence through partnership with AWS and Azure, and the Verint Cloud is deployed by some of the world's largest organizations with demanding scalability and security requirements.

Regarding efficiency, we're now targeting at least 80% gross margins for new SaaS deployments, while still offering customers highly-competitive pricing. We're pleased with the strong operational efficiency that we've achieved through the cloud investments we have made over the last three years.

Overall, Verint is well positioned to address growing market demands for cloud at scale. We expect our cloud revenue to more than double over the next three years and to represent over 40% of our total Customer Engagement revenue by fiscal 2022.

Turning to our automation strategy. As discussed on prior calls, industry research indicates that Customer Engagement head count costs exceed $1 trillion annually and continue to rise. We believe that more than ever before, our customers are focused on elevating the customer experience, and at the same time, reducing operating costs.

Automation is critical to achieving the strategic objective and has become a boardroom-led initiative. To address this objective today, many organizations are creating cross-functional task forces to identify automation opportunities.

Based on input from our customers and our intimate knowledge of the industry, we've created a portfolio that infuses automation throughout the enterprise. Customer Engagement processes across the enterprise are dynamic and complex, consisting of a hierarchy of intertwined processes.

Each of these processes can be enhanced to elevate the customer experience while reducing cost, with the introduction of innovative automation solutions, automation that makes employees more productive, automation that enables more interactions to be held via self-service, automation that captures and analyzes the Voice of the Customer and automation that enables humans and robots to seamlessly work together.

Verint has accumulated unique domain expertise through working with many Customer Engagement organizations, and we'll leverage this domain expertise to help our customers to develop top-down automation road maps and to allocate budgets to projects in a way that helps to maximize their ROI.

In addition, we've invested to develop a unique set of robotics process automation functionality, specifically suited for Customer Engagement processes. Our Customer Engagement approach to RPA is additive to horizontal RPA solutions and goes beyond automating routine manual tasks.

By combining automation innovation with domain expertise, we're increasing the pace of innovation with quarterly enhancements, with approximately 300 patents and applications in various areas of automations, with 150 filed within the last 24 months alone. Verint has clearer differentiation in automation, and I would like to discuss how our go-to- market helps monetize our investment in automation.

Verint's go-to-market automation strategy is focused on two opportunities. The first opportunity is helping customers automate existing processes. The way we address this opportunity is by infusing automation into existing Verint solutions without charging customers for these enhancements.

This approach strengthens our relationship with existing customers and provides Verint the opportunity to upsell additional solutions. In addition, we're addressing this opportunity by regularly launching and selling new automation solutions.

The second opportunity is helping customers transform how they do business. Transforming existing processes while introducing new RPA functionality, can result in a very significant ROI. For example, today, as part of our annual user conference, we launched a new solution that transforms the way that Voice of the Customer can be used.

The new solution helps organizations introduce customer feedback insights into operational processes to create specific next best action recommendations, reduce handle time, and improve the customer experience.

In summary, we believe that our automation strategy is resonating well with customers. And today, organizations can deploy Verint solutions to automate work historically done manually, drive intelligent virtual agents, automate Voice of the Customer initiatives, automate compliance requirements and enable the hybrid workforce, robots and humans working together.

We believe that our approach to automation makes Verint uniquely positioned to help organizations balance elevating the customer experience and reducing operational costs. Our automation strategy is one of the key drivers behind our recent momentum, and we are targeting non-GAAP revenue to grow at a CAGR of 10% over the next three years.

And now let me hand the call over to Doug to discuss our long-term financial targets. Doug?

Douglas Robinson: Yes. Thanks, Dan. Good afternoon, everyone. Our discussion today will include non-GAAP financial measures. A reconciliation between our GAAP and non-GAAP financial measures is available, as Alan mentioned, in our webcast slides and in the IR section of our website.

Differences between our GAAP and non-GAAP financial measures include adjustments related to acquisitions, including fair value revenue adjustments, amortization of acquisition-related intangibles, certain other acquisition-related expenses, stock-based compensation as well as certain other items that can vary significantly in amount or frequency.

To help investors understand our long-term trends, we are introducing three-year targets for our Customer Engagement business for total revenue, cloud revenue, recurring revenue, and adjusted EBITDA margins.

For total revenue, as we discussed on prior calls, we are targeting Customer Engagement non-GAAP revenue to grow at a 10% compound annual growth rate, which would take our Customer Engagement revenue to nearly $1.1 billion in three years' time. Given our faster cloud growth, we expect cloud revenue to exceed 40% of our Customer Engagement revenue and recurring revenue to increase to approximately 70% of our Customer Engagement revenue.

With respect to margins, while we have already achieved industry-leading margins in our Customer Engagement business, we expect our adjusted EBITDA margins to continue to expand to around 30% driven by our cloud growth and greater overall scale.

Now I'd like to share some additional metrics to help investors better understand our three-year targets. Starting with revenue, in addition to reporting non-GAAP cloud revenue, going forward, we intend to report revenue broken down into two categories: nonrecurring revenue and recurring revenue.

Nonrecurring revenue includes on-premise and professional services, and recurring revenue includes cloud and maintenance. Given the rapid adoption of cloud and the shift away from the on-premise solutions, we expect nonrecurring revenue to be relatively flat over the next three years, while non-GAAP recurring revenue increases at a 15% CAGR to approximately $750 million. This should drive recurring revenue to around 70% of our total Customer Engagement revenue compared to 59% last year.

Driving the increase from recurring revenue is our expected rapid cloud growth. As discussed on prior calls, we expect cloud revenue to increase at a 30% to 40% CAGR over the next three years. Assuming the high end of this range, non-GAAP cloud revenue should reach $450 million in three years and represent more than 40% of our Customer Engagement revenue compared to 20% last year.

As Dan mentioned before with cloud, we expect higher-margin SaaS revenues to grow much faster than the lower-margin managed services revenue. As a result, the mix between SaaS and managed services will change, and SaaS revenue is expected to represent approximately 85% of our cloud revenue in three years compared to around 75% today.

Now let's discuss how the transition to more recurring revenue will positively affect our margins. Despite already achieving a very healthy 26% non-GAAP operating margins, and 28.3% adjusted EBITDA margins in our Customer Engagement business, looking forward, we see two factors positively impacting our margins.

First, our margins will benefit as recurring revenue becomes a larger percentage of our revenue. This is because gross margins on our recurring revenue are in the mid- to high-70s, while gross margins on our nonrecurring revenue are in the mid-50s. As our recurring revenue grows at a 15% CAGR and becomes a greater part of our revenue, our gross margins should improve due to a more favorable mix.

Second, we expect to maintain our R&D expense at around 13% of Customer Engagement revenue. At the same time, we expect some operating leverage from SG&A as we continue to scale the business. This combination of gross margin expansion and operating leverage is expected to drive our Customer Engagement non-GAAP operating income margins to approximately 27.5%, with adjusted EBITDA margins of around 30% in three years.

Before concluding, I'd like to spend a few minutes discussing the dynamics between maintenance and cloud revenue. As we discussed on prior calls, we currently generate more than $300 million of maintenance revenue that we expect will move to the cloud gradually over time.

The conversion of maintenance to the cloud could result in a significant revenue uplift for Verint as $1 of maintenance revenue can convert to cloud revenue at a 2x rate or higher. Today, we have a cloud-first strategy, which we believe will facilitate this transition.

Because of this conversion, we expect maintenance to be flat to modestly declining over the next three years. This trend reflects growth in maintenance from new and on-premise deployments, offset by some maintenance revenue converting to cloud revenue.

As we make this transition, we expect our non-GAAP estimated gross margins on recurring revenue to remain in the mid- to high 70s due to the mix shift discussed earlier between SaaS, maintenance, and managed services revenue.

Overall, the transition from on-premise to cloud is expected to contribute to our revenue growth and margin expansion over the next three years.

In summary, our strategy to accelerate innovation and the investments we have made over the last two years in automation and cloud are paying off, and we expect to maintain a 10% non-GAAP revenue CAGR over the next three years. In addition to double-digit revenue growth, recurring revenue will become a larger part of our revenue mix, improving our visibility and driving higher margins.

So with that, operator, we'll open it up for questions.

Operator: Our first question comes from the line of Daniel Ives with Wedbush.

Daniel Ives: So in terms of the outlook, obviously, a stepped-up growth profile. What gives you confidence in that? And then maybe, could you talk about M&A? Does that factor into that guidance?

Dan Bodner: Sure. So we've given outlook for CAGR of 10%. We believe that the market demand for our products has been improving as a result of increased automation. As discussed earlier, automation creates significant ROI for our customers, and that drives better demand and Verint is well positioned to address this demand.

The cloud transition is also favorable in two dimensions. First, as we mentioned before, maintenance conversion, we expect that at an uplift of 2x, which contribute to growth as well as the fact that when customer transition to the cloud, they tend to also buy more applications from Verint at the same time.

So based on where we are, the trends we've seen recently, the momentum, the guidance we gave for this year, we believe this trend will continue for the next three years. Our targets do not include any acquisitions.

So they're based on the portfolio of products we have today, the customer base, and our ability to continue to grow. Our approach to M&A generally is opportunistic, and we do not depend on any acquisitions to make these targets in our plan at this point.

Daniel Ives: Okay. Great. And then, separate question, just in terms of the proxy contest, and obviously it's a big focus on investment. Maybe you could just talk about the perspective of both management and the Board in terms of this, just in terms of some insight how you're thinking about things.

Dan Bodner: Okay. I understand. So I would say that we're disappointed that Neuberger has chosen to pursue a proxy fight, and we don't think it's warranted. As you know, our Board adopted a new growth strategy two years ago.

It's focused on accelerating innovation in automation and cloud across the business. And this strategy is clearly working. We've delivered accelerated revenue growth, margin expansion, double-digit EPS growth, and importantly, strong business momentum.

As we go through the proxy, recently, Verint stocks increased more than 50% over the last 12 months, and 90% over the last three years. So we've been successfully executing our strategy. And we've also been providing additional disclosures, including what we discussed on this webcast, so investors can better understand how the business is evolving and growing into the future.

In addition, we are committed to regular and ongoing Board refreshment, and which is why we added three new directors over the last three years, including one director that we added at Neuberger's suggestion in 2017. So now, overall, we've spoken with Neuberger more than 20 times and spent hundreds of hours considering their inputs.

And after all these conversations, we've concluded that either they don't have a specific alternative strategy or if they do have one, they do not want to share this either privately or publicly. And we are concerned that if their nominees are added to the Board, it could interrupt our momentum and very positive trajectory, which is not in the best interest of our shareholders.

So over the next few weeks, we will be actively engaging with shareholders to explain our view in more detail.

Operator: Our next question comes from the line of Hugh Cunningham with OpCo.

Hugh Cunningham: First, can you talk a bit more, I think this is the second time you've mentioned 2x conversion factor for maintenance conversion. Can you talk a bit about that? What's impacting the pace of that migration? Why isn't it happening faster or why might it happen slower?

Douglas Robinson: Yes. Hugh, this is Doug. So basically, it's really our customers' ability to - and decisions to decide to do things in the cloud versus through their on-prem installations, and actually, move things from one place to another. Our cloud growth so far has really come from new implementations of cloud versus any kind of movement from on-prem to cloud. But we do see an opportunity for that.

And we have $300 million of maintenance revenue right now that could go 2x into a cloud environment. In terms of our three-year targets, we're modeling maybe like about $10 million for this current year, around $20 million for the following year and $30 million for the following year. So kind of a slow migration is what we're expecting. Certainly, if it goes faster than that, that will be more revenue acceleration for us.

Dan Bodner: Yes. So to address the question about why is the pace the way it is? First, it's based on what we see today. And as we explained before, if this accelerates, then overall, cloud acceleration is contributing to, not just more revenue, but also better margins because our recurring revenue carries much higher margins than nonrecurring revenue.

But I would say that what we do in order to help customers transition, we've done a lot. First, I mentioned before, feature-parity. One of the biggest objections we have from customers is that when they have existing solutions from Verint installed on-premise and they have thousands of users using this software, they don't want to move to the cloud.

And some other vendors have cloud versions that are different than the on-premise version.

So we committed to our customers that we are investing in creating feature-parity, which basically means that there's not going to be any interruption to their business. There's not going to be a need to retrain their users, and we think that's a pretty good incentive for customers and take care of that objection.

In addition, in our programs, we're creating a very efficient cloud operation that in many cases, it's more efficient than what the customers have on their own because we are running, obviously, a lot of software in our cloud, in multi-tenants. And we are more efficient in the way we run the operations versus what they can do in their own instance on-premise.

So in many cases, we need to show customers that the cost of moving to the cloud, this is not obviously the cost of migrating to license. It's really the cost of the data center and the operations that actually they can save money by giving up their operation and moving over to Verint.

And I think that customers really - they see that, but every customer has a unique set of constraints. And as I mentioned, for customers like Guardian Life, they're committed to go to the cloud, but they actually have kept many solutions on-prem. And they deployed the new solutions to the cloud, with some plan at some point in the future, to continue to migrate the existing on-prem solutions to the cloud. And they have good reasons to do that on specific circumstances.

So I think many customers are considering this because, as I mentioned before, there are economic benefits to customers. There are economic benefits to Verint, and it's just a matter of timing. And I think we're providing the right incentives to customers to do that because we clearly think that's the way of the future.

Hugh Cunningham: Second question is, and I understand the improvement in overall margins as you move to the cloud. I get that explanation. But in terms of gross margins, how are you going to improve gross margins as you move into the cloud?

Dan Bodner: Oh, okay. So there's a number of mix shifts that are going on. So when you look at recurring revenue with gross margin much higher to nonrecurring. Obviously, every time we sell cloud, we have a higher gross margin than selling it on-prem. And the reason is that on-prem software is sold with professional services. And mostly, in SaaS implementation, there's very little professional services. So that's kind of one trend.

The second mix shift that we discussed is the fact that our cloud business today is 75% SaaS and 25% managed services, but we expect, actually, that SaaS will grow much faster than managed services. And the mix shift will be 85-15 in fiscal 2022.

So we mentioned also that SaaS, we're now targeting 80% gross margin for new SaaS deployments. And in managed services, obviously, it's a service that has low margin in the 30s. So as we change the mix shift to more SaaS and less managed services, we get another positive impact on gross margin expansion.

So the trend, and we gave specific gross margin expansion targets in three years. We expect about one point improvement while we're moving to the cloud fast. And at the same time, we also expect some OpEx leverage, and that results in our targets for 30% EBITDA in fiscal 2022.

Operator: Our next question comes from the line of Samad Samana with Jefferies.

Anubhav Mehla: This is Anubhav for Samad. First, I just wanted to say that we really appreciate the new disclosures. It's very helpful. And my question is, actually, can you discuss what metrics you think you will provide going forward?

Dan Bodner: Oh, yes. Thanks for the questions. So we provided, today, a lot of details about the dynamics within the cloud transition. And going forward, obviously, we will give investors the ability to track our progress and see how we're doing against the targets that we set. So we will report recurring revenue and nonrecurring revenue.

Within recurring revenue, we report the cloud and maintenance. So investors can see how the maintenance version is progressing. We will report the mix between SaaS and managed services so investors can track the mix shift, which is, as I said before, is positive to gross margin.

And we gave three-year targets. So obviously, we will be tracking toward that 30% to 40% CAGR. And we are also going to give - in Q4, we're going to give ARR so investors will have a way to see how we are starting the year and tracking to meeting these annual targets.

And including all the details we provided in the slides today, we believe that investors will be able - that's our goal, is investors will be able to run sensitivity analysis, and scenario analysis, and see what happens if cloud accelerates, which again, we've said before, this is the pace we see today. But if it does accelerate, it should be positive to margins.

Operator: I'm showing no further questions in queue at this time. I'd like to turn the call back to Mr. Roden for closing remarks.

Alan Roden: Thank you, operator. Before wrapping up the call, as Dan mentioned earlier, next Wednesday, May 29, we'll be hosting a conference call to discuss our first quarter results as well as our three -year targets at 4:30 p.m.

Details of the call can be found on our website. We look forward to speaking to you next week, and have a great evening.

Operator: Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program, and you may now disconnect. Everyone, have a great day.

Important Additional Information and Where to Find It

Verint has filed a definitive proxy statement on Schedule 14A and form of associated WHITE Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2019 Annual Meeting (the “Definitive Proxy Statement”). Verint, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2019 Annual Meeting. Information regarding the names of Verint’s directors and executive officers and their respective interests in Verint by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of Verint’s Board of Directors for election at the 2019 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING VERINT’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free copy of the Definitive Proxy Statement and of these other documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by Verint at http://www.verint.com/investor-relations as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.